EverBank Financial Corp Announces Fourth Quarter and Full Year 2014 Financial Results

JACKSONVILLE, FL, January 28, 2015 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the fourth quarter and the year ended December 31, 2014.
"EverBank had a successful year in 2014 as we executed on key strategic initiatives designed to grow our commercial and consumer banking businesses and better align our franchise around our core clients," said Robert M. Clements, chairman and chief executive officer. "Our core business fundamentals remained strong in the quarter as evidenced by robust loan and deposit growth, reduced noninterest expense and exceptional credit quality."
GAAP net income available to common shareholders was $35.5 million for the fourth quarter 2014, compared to $41.0 million for the third quarter 2014 and $15.9 million for the fourth quarter 2013. GAAP diluted earnings per share were $0.28, compared to $0.33 in the third quarter 2014 and $0.13 in the fourth quarter 2013. Excluding the impact of $2.1 million in non-recurring regulatory and other expenses, net of tax, fourth quarter net income available to common shareholders would have been $37.6 million, or $0.30 per diluted share1.
For the full year 2014, GAAP net income available to common shareholders was $138.0 million compared to $126.6 million for 2013. GAAP diluted earnings per share were $1.10, compared to $1.02 in 2013.
Fourth Quarter and Full Year 2014 Key Highlights

•	Total retained originations of $1.7 billion in the quarter and $6.0 billion for the year.

•	Commercial originations of $842 million in the quarter and $2.6 billion for the year, an increase of 12% compared to the prior quarter and 32% year over year.

•	Loans held for investment (HFI) of $17.8 billion at December 31, 2014, an increase of 7% compared to the prior quarter and 34% year over year.

•	Total assets of $21.6 billion at December 31, 2014, an increase of 5% compared to the prior quarter and 23% year over year.

•	Total deposits of $15.5 billion at December 31, 2014, an increase of 7% compared to the prior quarter and 17% year over year.

•	Return on average equity (ROE) was 9.0% for the quarter and 9.5% on an adjusted basis.

•	Tangible common equity per common share of $12.51 at December 31, 2014, an increase of 8% year over year.

•	Solid capital position with a common equity Tier 1 ratio of 11.6%, a bank Tier 1 leverage ratio of 8.2% and a bank total risk-based capital ratio of 13.4% at December 31, 2014.

•	Adjusted non-performing assets to total assets[1] improved to 0.46% at December 31, 2014. Annualized net charge-offs to total loans and leases held for investment remained low at 0.12% for the quarter.
"In 2014 we demonstrated the strength of our asset generation franchise by originating $6.0 billion of high quality portfolio loans and leases, including $1.7 billion in the fourth quarter, up 18% from the fourth quarter a year ago," said W. Blake Wilson, president and chief operating officer. "We believe that EverBank is uniquely positioned to capitalize on industry trends and commercial deposit growth opportunities as evidenced by our 24% increase in commercial deposit balances during the quarter."
Balance Sheet
Continued Strong Asset Growth
Total assets were $21.6 billion at December 31, 2014, an increase of $1.1 billion, or 5%, compared to the prior quarter and an increase of $4.0 billion, or 23%, year over year. The strong sequential increase was driven by a $1.2 billion, or 7%, increase in portfolio loans HFI to $17.7 billion, resulting from both consumer and commercial loan growth, offset by a $207 million, or 16%, decrease in investment securities.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Loans HFI for the fourth quarter of 2014, as compared to the third quarter of 2014 and fourth quarter of 2013, were comprised of:

($ in millions)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$6,325	$6,007	$5,153	5%	23%
Government insured pool buyouts	3,595	3,395	1,892	6%	90%
Total residential mortgages	9,920	9,402	7,045	6%	41%
Home equity lines & other	162	145	157	11%	3%
Total Consumer Banking	10,082	9,548	7,202	6%	40%

Commercial Banking:
Commercial real estate & other commercial	3,528	3,329	3,276	6%	8%
Mortgage warehouse finance	1,357	1,186	944	14%	44%
Lender finance	762	678	593	12%	29%
Commercial and commercial real estate	5,647	5,193	4,813	9%	17%
Equipment financing receivables	2,032	1,839	1,238	10%	64%
Total Commercial Banking	7,678	7,032	6,051	9%	27%

Total Loans HFI	$17,760	$16,580	$13,253	7%	34%
Total consumer banking loans HFI increased $534 million, or 6%, compared to the prior quarter and $2.9 billion, or 40%, year over year, to $10.1 billion driven by strong growth in our prime jumbo originations and by government insured pool buyout portfolio acquisition opportunities. Residential loans increased $318 million, or 5%, quarter over quarter to $6.3 billion and government insured pool buyouts increased $200 million, or 6%, quarter over quarter to $3.6 billion.
Total commercial banking loans and leases HFI increased $646 million, or 9%, compared to the prior quarter and $1.6 billion, or 27%, year over year to $7.7 billion driven by the continued growth and success in our commercial banking business. Commercial real estate and other commercial loans increased $199 million, or 6%, quarter over quarter to $3.5 billion, equipment financing receivables increased $192 million, or 10%, quarter over quarter to $2.0 billion, mortgage warehouse finance outstanding balances increased $171 million, or 14%, quarter over quarter to $1.4 billion and lender finance increased $84 million, or 12%, quarter over quarter to $762 million.
Loan Origination Activities
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$994	$1,115	$1,188	(11)%	(16)%
Prime jumbo loans	1,184	1,187	808	—%	47%
	2,178	2,302	1,996	(5)%	9%
Commercial originations
Commercial & commercial real estate	484	361	442	34%	10%
Equipment financing receivables	358	393	260	(9)%	38%
	842	754	702	12%	20%
Total organic originations	$3,019	$3,056	$2,698	(1)%	12%

Total originations were $3.0 billion for the fourth quarter and retained originations were $1.7 billion, a decrease of 1% and an increase of 2% compared to the prior quarter, respectively.
Commercial originations were $842 million for the fourth quarter, an increase of 12% compared to the prior quarter driven by strong growth in commercial and commercial real estate originations, and 20% year over year driven by strong growth in commercial and commercial real estate and equipment finance originations. Consumer originations were $2.2 billion for the fourth quarter of 2014, a decrease of 5% compared to the prior quarter and an increase of 9% year over year. Prime jumbo origination volume was $1.2 billion in the fourth quarter, flat compared to the prior quarter and an increase of 47% year over year. The mix of purchase transactions for the fourth quarter was 49% of total originations and 62% of retail channel originations.
For the full year 2014, total originations were $11.0 billion, a decrease of 14% year over year driven by lower conforming residential lending activity. Retained originations were $6.0 billion, an increase of 58% year over year driven by strong commercial and prime jumbo origination activity.
Deposits
Total deposits were $15.5 billion at December 31, 2014, an increase of 7% compared to the prior quarter and an increase of 17% year over year. Commercial deposits were $3.0 billion, an increase of 24% compared to the prior quarter and 62% year over year, and represented 19% of total deposits at quarter end.
At December 31, 2014, as compared to the third quarter of 2014 and fourth quarter of 2013, our deposits were comprised of the following:

($ in millions)	Dec 31, 2014	Sep 30, 2014	Dec 31, 2013	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$985	$1,084	$1,077	(9)%	(9)%
Interest-bearing demand	3,540	2,941	3,006	20%	18%
Savings and money market accounts	5,136	5,160	5,111	—%	—%
Global market-based accounts	841	910	1,011	(8)%	(17)%
Time, excluding market-based	5,007	4,379	3,056	14%	64%
Total deposits	$15,509	$14,474	$13,261	7%	17%

Consumer deposits	$12,555	$12,088	$11,435	4%	10%
Commercial deposits	2,954	2,386	1,827	24%	62%
Total deposits	$15,509	$14,474	$13,261	7%	17%
Total other borrowings were $4.0 billion at December 31, 2014, flat compared to the prior quarter.

Capital Strength
Total shareholders' equity was $1.7 billion at December 31, 2014, an increase of 2% quarter over quarter and 8% year over year. The bank’s Tier 1 leverage ratio was 8.2% and the total risk-based capital ratio was 13.4% at December 31, 2014. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines. Our common equity Tier 1 capital ratio at December 31, 2014 was 11.6% and our estimate of the fully phased-in Basel III common equity Tier 1 capital ratio was between 10.25% and 10.50%.
Credit Quality
Our adjusted non-performing assets were 0.46% of total assets at December 31, 2014, compared to 0.50% for the prior quarter and 0.65% at December 31, 2013. Net charge-offs during the fourth quarter of 2014 were $5 million, an increase of $1 million, or 34%, compared to the prior quarter. On an annualized basis, net charge-offs were 0.12% of total average loans and leases held for investment, compared to 0.09% for the prior quarter and 0.20% for the fourth quarter of 2013.

Income Statement Highlights
Revenue
Revenue for the fourth quarter of 2014 was $223 million, a decrease of $12 million, or 5%, from $235 million in the third quarter of 2014. The decline was driven by a $13 million, or 15%, decrease in noninterest income, partially offset by a $1 million, or 1%, increase in net interest income.
Net Interest Income
Net interest income for the fourth quarter of 2014 was $147 million, an increase of $1 million, or 1%, compared to the prior quarter. This increase was driven by a $4 million, or 2%, increase in interest income resulting from increased average interest-earning assets, partially offset by a $3 million, or 6%, increase in interest expense resulting from increased average interest-bearing liabilities.
Net interest margin decreased slightly to 3.00% for the fourth quarter of 2014, from 3.02% in the third quarter of 2014. The interest-earning asset yield increased 0.02% to 3.97%, offset by a 0.03% increase in cost of interest-bearing liabilities.
Noninterest Income
Noninterest income for the fourth quarter of 2014 was $75 million, a decrease of $13 million, or 15%, compared to the prior quarter. Gain on sale of loans declined $14 million, or 29%, compared to the prior quarter to $34 million, driven by lower levels of loan sales. Net loan servicing income declined $4 million, or 20%, compared to the prior quarter, driven by a $3 million decrease in valuation allowance recovery. Partially offsetting these declines was a $5 million increase in other noninterest income.
Noninterest Expense
Noninterest expense for the fourth quarter of 2014 was $153 million, a decrease of $5 million, or 3%, compared to the prior quarter. Salaries, commissions and employee benefits were $87 million, a decrease of $4 million, or 4%. General and administrative expense was $42 million, a decrease of $1 million, or 3%, compared to the prior quarter. For the full year 2014, noninterest expense was $639 million, a decrease of $209 million, or 25%, year over year.
EverBank's efficiency ratio in the fourth quarter of 2014 was 69%, compared to 67% in the prior quarter and 85% in the fourth quarter of 2013. For the full year, EverBank's efficiency ratio was 71%, compared to 79% in 2013.
Income Tax Expense
Our effective tax rate was 38% for the third and fourth quarter of 2014, compared to 30% for the fourth quarter of 2013.
Segment Analysis for the Fourth Quarter of 2014

•
Consumer Banking pre-tax income was $44 million, a 9% decrease compared to $49 million in the prior quarter driven by a 12% decrease in noninterest income, partially offset by a 4% decrease in noninterest expense.

•
Commercial Banking pre-tax income was $46 million, a 2% decrease compared to $47 million in the prior quarter, driven by a 29% decrease in noninterest income, partially offset by a 13% decrease in noninterest expense.

•	Corporate Services had a pre-tax loss of $29 million, a 13% increase compared to $26 million in the prior quarter driven by a 12% increase noninterest expense.
Dividends
On January 22, 2015, the Company's Board of Directors declared a quarterly cash dividend of $0.04 per common share, payable on February 20, 2015, to stockholders of record as of February 11, 2015. Also on January 22, 2015, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on April 6, 2015, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of March 20, 2015.

Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Wednesday, January 28, 2015 to discuss its fourth quarter and full year 2014 results. The dial-in number for the conference call is 1-866-270-1533 and the international dial-in number is 1-412-317-0797, passcode is 10058646. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $21.6 billion in assets and $15.5 billion in deposits as of December 31, 2014. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.

Investor Relations	Media
Scott Verlander	Michael Cosgrove
904.623.8455	904.623.2029
Scott.Verlander@EverBank.com	Michael.Cosgrove@EverBank.com
Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	December 31, 2014	December 31, 2013
Assets
Cash and due from banks	$49,436	$46,175
Interest-bearing deposits in banks	317,228	801,603
Total cash and cash equivalents	366,664	847,778
Investment securities:
Available for sale, at fair value	776,311	1,115,627
Held to maturity (fair value of $118,230 and $107,921 as of December 31, 2014 and 2013, respectively)	115,084	107,312
Other investments	196,609	128,063
Total investment securities	1,088,004	1,351,002
Loans held for sale (includes $728,378 and $672,371 carried at fair value as of December 31, 2014 and 2013, respectively)	973,507	791,382
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	17,760,253	13,252,724
Allowance for loan and lease losses	(60,846)	(63,690)
Total loans and leases held for investment, net	17,699,407	13,189,034
Mortgage servicing rights (MSR), net	435,619	506,680
Deferred income taxes, net	—	51,375
Premises and equipment, net	56,457	60,733
Other assets	998,130	843,000
Total Assets	$21,617,788	$17,640,984
Liabilities
Deposits:
Noninterest-bearing	$984,703	$1,076,631
Interest-bearing	14,523,994	12,184,709
Total deposits	15,508,697	13,261,340
Other borrowings	4,004,000	2,377,000
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	253,747	277,881
Total Liabilities	19,870,194	16,019,971
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized and 6,000 issued and outstanding at December 31, 2014 and 2013)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized at December 31, 2014 and 2013; 123,679,049 and 122,626,315 issued and outstanding at December 31, 2014 and 2013, respectively)	1,237	1,226
Additional paid-in capital	851,158	832,351
Retained earnings	810,796	690,051
Accumulated other comprehensive income (loss) (AOCI), net of benefit for income taxes of $40,211 and $32,224 at December 31, 2014 and 2013, respectively	(65,597)	(52,615)
Total Shareholders’ Equity	1,747,594	1,621,013
Total Liabilities and Shareholders’ Equity	$21,617,788	$17,640,984

EverBank Financial Corp and Subsidiaries
Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Interest Income
Interest and fees on loans and leases	$184,880	$162,343	$694,588	$678,962
Interest and dividends on investment securities	9,336	10,633	38,612	55,072
Other interest income	179	555	567	1,663
Total Interest Income	194,395	173,531	733,767	735,697
Interest Expense
Deposits	29,108	23,925	101,912	101,752
Other borrowings	17,851	14,570	67,048	75,020
Total Interest Expense	46,959	38,495	168,960	176,772
Net Interest Income	147,436	135,036	564,807	558,925
Provision for Loan and Lease Losses	8,604	7,022	24,533	12,038
Net Interest Income after Provision for Loan and Lease Losses	138,832	128,014	540,274	546,887
Noninterest Income
Loan servicing fee income	35,529	48,691	158,463	188,759
Amortization of mortgage servicing rights	(20,064)	(25,342)	(79,234)	(126,803)
Recovery (impairment) of mortgage servicing rights	—	14,692	8,012	94,951
Net loan servicing income	15,465	38,041	87,241	156,907
Gain on sale of loans	34,170	32,867	163,644	242,412
Loan production revenue	5,243	5,920	20,952	35,986
Deposit fee income	3,087	3,917	14,783	19,084
Other lease income	4,376	5,293	16,997	24,681
Other	12,832	9,671	33,622	40,321
Total Noninterest Income	75,173	95,709	337,239	519,391
Noninterest Expense
Salaries, commissions and other employee benefits expense	86,736	101,656	370,470	441,736
Equipment expense	16,716	24,752	69,332	85,920
Occupancy expense	7,481	11,481	30,647	35,087
General and administrative expense	41,724	59,297	168,493	285,495
Total Noninterest Expense	152,657	197,186	638,942	848,238
Income before Provision for Income Taxes	61,348	26,537	238,571	218,040
Provision for Income Taxes	23,327	8,086	90,489	81,300
Net Income	$38,021	$18,451	$148,082	$136,740
Less: Net Income Allocated to Preferred Stock	(2,531)	(2,531)	(10,125)	(10,125)
Net Income Allocated to Common Shareholders	$35,490	$15,920	$137,957	$126,615
Basic Earnings Per Common Share	$0.29	$0.13	$1.12	$1.04
Diluted Earnings Per Common Share	$0.28	$0.13	$1.10	$1.02
Dividends Declared Per Common Share	$0.04	$0.03	$0.14	$0.10

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity and Tangible Assets are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Net income	$38,021	$43,519	$34,782	$31,760	$18,451
Transaction expense and non-recurring regulatory related expense, net of tax	2,502	2,201	1,294	465	4,807
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	(205)	198	423	311	(68)
MSR impairment (recovery), net of tax	—	(1,904)	—	(3,063)	(9,109)
Restructuring cost, net of tax	(164)	—	—	630	16,090
OTTI losses on investment securities (Volcker Rule), net of tax	—	—	425	—	2,045
Adjusted net income	$40,154	$44,014	$36,924	$30,103	$32,216
Adjusted net income allocated to preferred stock	2,531	2,532	2,531	2,531	2,531
Adjusted net income allocated to common shareholders	$37,623	$41,482	$34,393	$27,572	$29,685
Adjusted net earnings per common share, basic	$0.31	$0.34	$0.28	$0.22	$0.24
Adjusted net earnings per common share, diluted	$0.30	$0.33	$0.27	$0.22	$0.24
Weighted average common shares outstanding:
(units in thousands)
Basic	123,278	122,950	122,840	122,684	122,595
Diluted	125,646	125,473	125,389	125,038	124,420

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity and Tangible Assets
	(dollars in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	Shareholders’ equity	$1,747,594	$1,721,023	$1,679,448	$1,647,639	$1,621,013
	Less:
	Goodwill	46,859	46,859	46,859	46,859	46,859
	Intangible assets	3,705	4,232	4,759	5,286	5,813
	Tangible equity	1,697,030	1,669,932	1,627,830	1,595,494	1,568,341
	Less:
	Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
	Tangible common equity	$1,547,030	$1,519,932	$1,477,830	$1,445,494	$1,418,341

	Total assets	$21,617,788	$20,510,342	$19,753,820	$17,630,948	$17,640,984
	Less:
	Goodwill	46,859	46,859	46,859	46,859	46,859
	Intangible assets	3,705	4,232	4,759	5,286	5,813
	Tangible assets	$21,567,224	$20,459,251	$19,702,202	$17,578,803	$17,588,312

	Regulatory Capital (bank level)
	(dollars in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	Shareholders’ equity	$1,789,398	$1,769,205	$1,714,454	$1,686,414	$1,662,164
Less:	Goodwill and other intangibles	(49,589)	(49,957)	(50,328)	(50,700)	(51,072)
	Disallowed servicing asset	(32,054)	(23,524)	(29,028)	(26,419)	(20,469)
	Disallowed deferred tax asset	—	—	(61,737)	(62,682)	(63,749)
Add:	Accumulated losses on securities and cash flow hedges	64,002	49,516	52,121	51,507	50,608
	Tier 1 capital	1,771,757	1,745,240	1,625,482	1,598,120	1,577,482
Add:	Allowance for loan and lease losses	60,846	57,245	56,728	62,969	63,690
	Total regulatory capital	$1,832,603	$1,802,485	$1,682,210	$1,661,089	$1,641,172

	Adjusted total assets	$21,592,849	$20,480,723	$19,660,793	$17,539,708	$17,554,236
	Risk-weighted assets	13,658,685	12,869,352	12,579,476	11,597,320	11,467,411

	Regulatory Capital (EFC consolidated)
	(dollars in thousands)	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013
	Shareholders’ equity	$1,747,594	$1,721,023	$1,679,448	$1,647,639	$1,621,013
Less:	Preferred stock	(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles	(49,589)	(49,957)	(50,328)	(50,700)	(51,072)
	Disallowed servicing asset	(32,054)	(23,524)	(29,028)	(26,419)	(20,469)
	Disallowed deferred tax asset	—	—	(61,737)	(62,682)	(63,749)
Add:	Accumulated losses on securities and cash flow hedges	65,597	51,108	53,936	53,647	52,615
	Common tier 1 capital	$1,581,548	$1,548,650	$1,442,291	$1,411,485	$1,388,338

	Risk-weighted assets	$13,665,981	12,875,007	12,583,537	11,600,258	11,469,483

EverBank Financial Corp and Subsidiaries

Non-Performing Assets(1)
(dollars in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$24,576	$23,067	$22,212	$47,835	$59,526
Home equity lines	2,363	2,152	1,903	3,462	3,270
Other consumer and credit card	38	31	20	33	18
Commercial Banking:
Commercial and commercial real estate	41,140	46,819	44,172	23,884	18,569
Equipment financing receivables	8,866	6,803	6,475	5,446	4,527
Total non-accrual loans and leases	76,983	78,872	74,782	80,660	85,910
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	76,983	78,872	74,782	80,660	85,910
Other real estate owned (OREO)	22,509	24,501	25,530	29,333	29,034
Total non-performing assets (NPA)	99,492	103,373	100,312	109,993	114,944
Troubled debt restructurings (TDR) less than 90 days past due	13,634	16,547	16,687	73,455	76,913
Total NPA and TDR(1)	$113,126	$119,920	$116,999	$183,448	$191,857

Total NPA and TDR	$113,126	$119,920	$116,999	$183,448	$191,857
Government insured 90 days or more past due still accruing	2,646,415	2,632,744	2,424,166	1,021,276	1,039,541
Loans accounted for under ASC 310-30:
90 days or more past due	8,448	10,519	23,159	9,915	10,083
Total regulatory NPA and TDR	$2,767,989	$2,763,183	$2,564,324	$1,214,639	$1,241,481
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.41%	0.45%	0.44%	0.56%	0.61%
NPA to total assets	0.46%	0.50%	0.51%	0.62%	0.65%
NPA and TDR to total assets	0.52%	0.58%	0.59%	1.04%	1.09%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	14.63%	15.65%	14.89%	7.72%	8.12%
NPA to total assets	12.74%	13.39%	12.90%	6.47%	6.60%
NPA and TDR to total assets	12.80%	13.47%	12.98%	6.89%	7.04%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.